[LOGO OF AIRTOUCH COMMUNICATIONS]

          SPECIAL NOTICE TO HOLDERS OF 4.25% CLASS C CONVERTIBLE
       PREFERRED STOCK, SERIES 1996 OF AIRTOUCH COMMUNICATIONS, INC.

                                                              June 10, 1999

Dear Holder:

     By now you should have received a proxy statement/prospectus from Vodafone Group Plc and AirTouch Communications, Inc. relating to the proposed merger between AirTouch and Vodafone. In the merger, Vodafone AirTouch (the name of the combined company) will issue 0.5 of a Vodafone AirTouch ADS and pay $9.00 in cash to holders of AirTouch common stock for each share held. Prior to the merger, AirTouch will undergo an internal reorganization pursuant to which, among other things, holders of AirTouch Class C preferred stock will acquire the right to vote together with holders of the AirTouch common stock on an as-converted basis. The internal reorganization is being undertaken to permit the merger to qualify as a tax-free reorganization to U.S. holders of AirTouch common stock, except to the extent they receive cash in the merger. The internal reorganization is expected to occur on June 23, 1999. The merger is expected to close in late June or early July of this year, depending on when the various outstanding regulatory approvals are received.

     As discussed in the proxy statement/prospectus (see pages 66 and 67), and as set forth below, a number of factors suggest that a U.S. holder of Class C preferred stock should consider converting that stock into shares of AirTouch common stock prior to the internal reorganization and the merger:

     o first, conversion of the AirTouch Class C preferred stock into AirTouch common stock prior to the internal reorganization will be tax-free and will assure that a U.S. holder will participate in the merger without recognition of gain (except to the extent of cash received).

     o second, absent conversion of AirTouch Class C preferred stock prior to the internal reorganization, there is a material risk that the internal reorganization will be taxable to a U.S. person who holds AirTouch Class C preferred stock at the time of the internal reorganization. If a holder of AirTouch Class C preferred stock wishes to mitigate the risk of his or her shares being converted into AirTouch common stock but the merger not occurring, the holder should consider deferring conversion until just prior to the merger. In this event, however, the holder would, as above, be subject to the risk that the internal reorganization is taxable.

     o third, conversion of the AirTouch Class C preferred stock into Vodafone AirTouch ADSs and cash after the merger will generally be fully taxable to the U.S. holder of Class C preferred stock.

     o finally, redemption of the AirTouch Class C preferred stock will also be fully taxable to a U.S. holder of AirTouch Class C preferred stock, and it is expected that AirTouch will have the right to redeem each share of AirTouch Class C preferred stock not previously converted into AirTouch common stock beginning September 20, 1999 for the consideration receivable in the merger by a holder of AirTouch common stock having a value of fifty dollars.

     Therefore, a U.S. holder of AirTouch Class C preferred stock should strongly consider exercising his or her conversion rights prior to the internal reorganization or the merger.

     THE INTERNAL REORGANIZATION IS EXPECTED TO OCCUR ON JUNE 23, 1999. THE MERGER IS EXPECTED TO CLOSE IN LATE JUNE OR EARLY JULY OF THIS YEAR, DEPENDING ON WHEN THE VARIOUS OUTSTANDING REGULATORY APPROVALS ARE RECEIVED.

     As more fully described in the Certificate of Designation, Preferences and Rights of the AirTouch Class C preferred stock, AirTouch Class C preferred stock is convertible at the option of the holder into shares of AirTouch common stock at a rate of 1.379 shares of AirTouch common stock per share of AirTouch Class C preferred stock. Conversion of AirTouch Class C preferred stock may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificates, to The Bank of New York, 101 Barclay Street, 11th Floor East, New York, NY 10007, Attention:
Reorganization Department. If your AirTouch Class C preferred stock is held in "street name", i.e., in the name of a bank, broker or other record holder, please contact such person to arrange for any desired conversion. Should you wish to convert your AirTouch Class C preferred stock subsequent to the internal reorganization but just prior to the merger, please ensure that certificates evidencing your shares and your written notice of conversion are received by The Bank of New York at that time. If you have any questions, please contact David Gerson, AirTouch's senior tax counsel, at (415) 658-2097.

                                   Very truly yours,



                                   AIRTOUCH COMMUNICATIONS, INC.